[	7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Second Quarter Financial Results and Conference Call with Management

Denver, Colorado, August 9, 2010 – Vista Gold Corp. (TSX & NYSE Amex:  VGZ) (“Vista” or the “Corporation”) announced today its financial results for the quarter and six months ended June 30, 2010, as filed on August 6, 2010, with the United States Securities and Exchange Commission (the “SEC”)  and the relevant securities regulatory authorities in Canada in the Corporation’s Quarterly Report on Form 10-Q, and announces a management quarterly conference call scheduled for Thursday, August 12, 2010, at 1:00 P.M. MDT.

Results from Operations

All dollar amounts in this press release are in United States dollars, unless otherwise noted.

Our consolidated net loss for the three-month period ended June 30, 2010, was $4.2 million or $0.09 per share compared to consolidated net earnings of $3.9 million or $0.11 per share for  the same period in 2009.  Our consolidated net loss for the six-month period ended June 30, 2010, was $5.9 million or $0.13 per share compared to consolidated net earnings of $2.0 million or $0.06 per share for the same period in 2009.  For both the three- and six-month periods, the increases in the consolidated net losses of $8.0 million and $7.9 million from the respective prior periods are primarily due to decreases in the gain on disposal of marketable securities of $6.8 million and $6.6 million from the respective prior periods.  The gain during the 2009 periods was the result of the sale of our Allied Nevada Gold Corp. (“Allied”) shares which we retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the increase in net losses for both the three- and six-month periods was an increase in the loss on early extinguishment of our senior secured convertible notes (the “Notes”) of $2.0 million for both the three- and six-month periods ended June 30, 2010.  On May 20, 2010, we entered into a Notes repurchase agreement whereby we repurchased $5.7 million of outstanding principal amount of Notes in exchange for cash and common shares of the Corporation (“Common Shares”).

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs were $0.5 million for the three-month period ended June 30, 2010 and $1.0 million for the six-month period ended June 30, 2010, as compared with $0.3 million and $0.6 million for the same periods in 2009. For both the three-month and six-month periods, there were no significant variances as we continue to move our projects towards development decisions.

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $1.1 million during the three-month period ended June 30, 2010, compared with $1.0 million for the same period in 2009.  The increase of $0.1 million from the respective prior period is primarily due to an increase in legal costs of $0.1 million and an increase in audit, tax and other accounting-related fees of $0.05 million.  These amounts have been partially offset by a decrease in stock-based compensation expense of $0.04 million.

Corporate administration and investor relations costs increased to $2.1 million for the six-month period ended June 30, 2010 compared with $2.0 million for the same period in 2009.  The increase of $0.08 million from the respective prior period is primarily due to an increase in legal fees of $0.07 million, an increase in freight and shipping expenses related to the year end mailing of shareholder materials of $0.05 and an increase in audit, tax and other accounting-related fees of $0.04 million.  These amounts have been partially offset by a decrease in stock-based compensation expense of $0.1 million.

Interest expense

Interest expense of $0.5 million during the three-month period ended June 30, 2010 and $1.1 million during the six-month period ended June 30, 2010 was slightly less than $0.6 million and $1.2 million for the same periods in 2009.  This slight decrease is attributable to the repurchase of $1.3 million in principal amount of the Notes in July 2009 and the repurchase of $5.7 million in principal amount of the Notes in May 2010. For the three-month period ended June 30, 2010, $0.2 million is attributable to the accretion of the debt discount and $0.3 million is attributable to interest expense.  For the six-month period ended June 30, 2010, $0.5 million is attributable to the accretion of the debt discount and $0.6 million is attributable to interest expense.  These amounts are approximately 24% of the full interest expense associated with the issuance of the Notes.  We capitalized the remaining 76% as additions to mineral properties in accordance with ASC 835-20 Capitalization of Interest and our accounting policy.

Other income and expense

Gain on disposal of marketable securities

There were no gains or losses on the disposal of marketable securities for the three-month period ended June 30, 2010, compared with a gain of $6.8 million for the same period in 2009.  The gain for the three-month period in 2009 resulted from the sale of securities that had a book value of $2.2 million.

For the six-month period ended June 30, 2010, we realized a gain of $0.2 million on the disposal of marketable securities, compared with a gain of $6.8 million for the same period in 2009.  The gain for the six-month period in 2010 resulted from the sale of securities that had a book value of $0.01 million and the gain for the same period in 2009 resulted from the sale of securities that had a book value of $2.2 million.

For both the three- and six-month periods ended June 30, 2010, the decreases in gains were mostly the result of our sale on April 3, 2009, of all of our 1,529,848 common shares of Allied for $9.0 million.  These shares had a book value of $2.2 million.

At June 30, 2010, we held marketable securities available for sale with a quoted market value of $0.9 million.  We purchased the securities for investing purposes with the intent to hold the securities until such time as it would be advantageous to sell the securities at a gain. Although there can be no reasonable assurance that a gain will be realized from the sale of the securities, we monitor the market status of the securities consistently in order to mitigate the risk of loss on the investment.

Loss on early extinguishment of convertible notes

On May 20, 2010, we entered into a Notes Repurchase Agreement (the “Agreement”) with Whitebox Advisors LLC (“Whitebox”) whereby we agreed to repurchase their remaining Notes.

Pursuant to the Agreement, we agreed to repurchase Notes in the principal amount of $5.7 million and to settle interest payable through maturity on the Notes of $0.7 million.  We agreed to pay Whitebox $2.2 million in cash and to issue to them 1,902,684 in Common Shares, at a price of $2.15 per Common Share, as consideration for the aggregate principal amount of the Notes and interest payable of $6.4 million. We allocated the consideration paid on the repurchase of the Notes to the liability and equity elements of the security based on their relative fair values at the date of the Agreement as is required under Emerging Issues Committee Abstract no. (“EIC-96”), “Accounting for the Early Extinguishment of Convertible Securities Through (1) Early Redemption or Repurchase and (2) Induced Early Conversion”.  The accounting treatment in EIC- 96 requires us to compare the number of Common Shares that would have been issued if the note-holder had exercised its option under the original terms of the Notes to convert the Notes into Common Shares priced at $4.80, compared to the number of Common Shares issued under the Agreement. The additional Common Shares issued are treated as additional consideration to the noteholders, resulting in the recognition of a  loss of $2.0 million in our Consolidated Statement of Earnings and (Loss) as a result of the Notes repurchase. This was not a cash loss and, in the opinion of the Corporation’s board and audit committee does not represent an economic loss to our shareholders.   There were no similar transactions during the 2009 period.

The Agreement was initiated by Whitebox and was not the result of any solicitation by or on our behalf. We have not initiated any broader efforts to repurchase or restructure any of our remaining Notes and did not act upon the basis of material non-public information in determining whether to enter into the Agreement.  The Common Shares issued have not been registered under the United States Securities Act of 1933, as amended, or any applicable state securities laws and were issued pursuant to exemptions from such registration requirements.

Financial Position, Liquidity and Capital Resources

Cash used in operations

Net cash used in operating activities was $2.7 million for the three-month period ended June 30, 2010, compared to $3.0 million for the same period in 2009.  The decrease of $0.3 million is mostly the result of a decrease of $0.3 million in the amount of interest paid on the Notes.  We repurchased $1.3 million in principal amount of the Notes in July 2009 and $5.7 million in principal amount of the Notes in May 2010, therefore the outstanding principal balance upon which we pay interest on was less during the 2010 period as compared with the 2009 period.

Net cash used in operating activities was $4.3 million for the six-month period ended June 30, 2010, compared to $4.2 million for the same period in 2008.  The slight increase of $0.1 million is mostly the result of the decrease in interest paid of $0.4 million, as noted above, and has been partially offset by an increase in cash used for other current assets of $0.3 million.

Investing activities

Net cash used in investing activities was $3.5 million for the three-month period ended June 30, 2010, as compared to net cash provided by investing activities of $8.4 million for the same period in 2009.  The increase in cash used by investing activities of $11.9 million is due to the following:

▪	A decrease in the proceeds from the sale of marketable securities of $9.0 million. On April 3, 2009, we sold all 1,529,848 common shares of Allied that we held for $9.0 million;

▪
An increase in cash used for additions to mineral properties of $2.7 million.  During the 2010 period we undertook a drilling program at the Mt. Todd gold mine.  There were no similar programs during the 2009 period; and

▪
A decrease in the proceeds received upon the disposal of mineral property.  In June 2009, we sold most of the remaining patented mining claims in Colorado for $0.2 million.  There were no similar transactions during the 2010 period.

Net cash used in investing activities was $5.2 million for the six-month period ended June 30, 2010, as compared to net cash provided by investing activities of $7.3 million for the same period in 2009.  The increase in cash used in investing activities of $12.4 million is mostly the result of the same items that increased cash used for the three-month period including: a decrease in the proceeds from the sale of marketable securities of $8.8 million, an increase in cash used for additions to mineral properties of $3.8 million and a decrease in the proceeds received upon the disposal of mineral properties of $0.2 million.  Offsetting these increases were an increase in cash provided for short-term investments of $0.3 million and a decrease in cash used in the additions to plant and equipment of $0.1 million.

Financing activities

Net cash used in financing activities was $2.2 million for both the three- and six-month periods ended June 30, 2010.  There was no cash provided by or used in financing activities for the same periods during 2009.  The cash used in financing activities for both the three- and six-month periods ended June 30, 2010 was the result of the cash consideration paid for the repurchase of $5.7 million in principal amount of Notes on May 20, 2010.

Liquidity and Capital Resources

At June 30, 2010, our total assets were $88.7 million compared to $92.6 million at December 31, 2009, representing a decrease of $3.9 million.  At June 30, 2010, we had negative working capital of $3.7 million as compared with positive working capital of $29.4 million at December 31, 2009, representing a decrease of $33.0 million.  This decrease relates primarily to a reclassification of the Notes to a short-term debt obligation of $21.2 million as of June 30, 2010 as compared to a long-term debt obligation of $24.9 million as of December 31, 2009.  The Notes come due on March 4, 2011.  Also contributing to the decrease is a decrease in cash balances of $11.7 million from December 31, 2009 as well as a decrease in our marketable securities of $0.2 million from December 31, 2009.

The principal components of working capital at June 30, 2010 are cash and cash equivalents of $16.7 million and the Notes of $21.2 million.  The principal component of working capital at December 31, 2009 was cash and cash equivalents of $28.4 million.  Other components include marketable securities (June 30, 2010 - $0.9 million; December 31, 2009 - $1.2 million) and other liquid assets (June 30, 2010 - $0.9 million; December 31, 2009 - $0.8 million).

As a result of the delay in the issuance of the Change of Forest Land Use Permit (“CUSF”) at the Paredones Amarillos gold project and the current uncertainty in the resource and financial markets, management has adopted a revised plan and budget for the year 2010. The plan continues those programs necessary to expedite the development of the Paredones Amarillos gold project and to advance the Mt. Todd gold project Pre-Feasibility Study, while minimizing expenditures in other areas. The budget estimates that, in the event that financing for the Paredones Amarillos gold project is not available on acceptable terms in 2010, we would have sufficient working capital to fund our planned operations at least through the end of 2010, without additional financing. We will continue to examine potential funding alternatives for the project, which may include project financing, debt financing or equity financing.

On March 4, 2011, the $23.0 million principal balance of the Notes will come due.  Presently, we do not have sufficient capital to meet this obligation.  We are currently examining potential alternatives for raising the additional capital needed, which could include public offerings, other equity financings, or project financing if and when the CUSF is obtained for the Paredones Amarillos gold project.  We may also consider potential renegotiation of the terms of the original Notes.  While we have been successful in the past with raising funds through equity and debt financings, and although the current sustained high gold prices have increased investor interest in the gold market and, in addition, we have a shelf-registration effective in order to expedite the completion of a public equity offering, no assurances can be given that we will be successful in raising such funds in the future.

The selected financial data including the results of operations for the three-month and six-month periods ended June 30, 2010 compared to the 2009 periods, and the financial positions as at June 30, 2010 compared to December 31, 2009, is summarized in the following table:

Selected Financial Data	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
U.S. $000’s, except loss per share
Results of operations
Net earnings/(loss)	$(4,152)	$3,890	$(5,851)	$2,010
Basic and diluted earnings/(loss) per share	(0.09)	0.11	(0.13)	0.06

Net cash used in operations	(2,661)	(3,043)	(4,273)	(4,225)
Net cash provided/(used in) investing activities	(3,532)	8,361	(5,176)	7,259
Net cash provided/(used in)by financing activities	(2,233)	-	(2,233)	-

Financial position	June 30,	December 31,
	2010	2009

Current assets	$18,594	$30,317
Total assets	88,725	92,573
Current liabilities	22,246	926
Total liabilities	22,474	26,093
Shareholders’ equity	66,251	66,480

Working capital	(3,652)	29,391

Management Conference Call

To review Vista’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2010, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com.  A conference call with management to review our financial results for the quarter ended June 30, 2010 and to discuss corporate and project activities is scheduled on Thursday, August 12, 2010, at 1:00 p.m. MDT.

Toll-free in North America:  1-866-782-8903
International:  1-647-426-1845

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=1075

This call will be archived and available at www.vistagold.com after August 12, 2010.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 409766.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Vista is focused on the development of the Paredones Amarillos gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the resolution of permitting matters at the Paredones Amarillos gold project, the Corporation’s strategy for advancement of the permitting process for the Paredones Amarillos gold project, the expected timeframe for the refiling of the CUSF application, the continuation of the advancement of the Paredones Amarillos gold project, the timing for commencement of construction, development and production for the Paredones Amarillos gold project, the potential to enhance the project economics of the Mt. Todd gold project through additional resource drilling, including drilling at the Quigley deposit, the timing for completion and expected results of the preliminary feasibility study on the Mt. Todd gold project, favorable effects of Mt. Todd project economics, the results of the PEA on the Mt. Todd gold project, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty regarding the amendment and re-filing of the CUSF application, uncertainty regarding the review by the Mexican Secretariat of the Environment and Natural Resources (“SEMARNAT”) of the amended CUSF application, risks related to the Corporation’s failure to obtain approval of the CUSF and begin construction of its Paredones Amarillos gold project, including unanticipated delays in beginning construction of the project due to a lack of obtaining the CUSF and the possible reduction of mineral reserves to mineral resources, uncertainty regarding potential court action against SEMARNAT in relation to the dismissal of the CUSF application and risks related to the outcome of such court action, including failure to receive approval of the CUSF application, uncertainty regarding the Corporation’s legal challenges to SEMARNAT’s issues with the CUSF application and SEMARNAT’s authority in reviewing the CUSF application, uncertainty and risks regarding any political factors influencing the approval of the CUSF, possible impairment or write down of the carrying value of the Paredones Amarillos gold project if the CUSF is not granted, uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks relating to delays in the completion of the drilling program, risks related to the adequacy of the design of the drilling program, risk regarding the preliminary feasibility study for the Mt. Todd gold project, risks relating to the delays at the Mt. Todd gold project, risks related to the potential grade and production at the Quigleys deposit, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to repayment of debt, risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

All mineral reserves and resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by SEC Industry Guide 7. Canadian and SEC Industry Guide 7 standards are substantially different and the information contained in the documents referenced in this press release and the PEA are not comparable to similar information disclosed by U.S. companies  The documents referenced in this press release and the PEA referenced in this press release use the terms “measured,” “indicated,” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.